EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS FOURTH QUARTER

AND FULL-YEAR 2007 RESULTS

BOCA RATON, Fla. – March 3, 2008 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $181.7 million in the fourth quarter ended December 31, 2007. Net income for the fourth quarter was $7.3 million, or $0.23 per diluted share. A year earlier, the Company reported fourth quarter revenue of $175.7 million and net income of $7.5 million, or $0.23 per diluted share, which included the partial reversal of a legal settlement charge equivalent to $0.04 per diluted share. Cash flow from operations for the fourth quarter of 2007 was $19.9 million.

For the year ended December 31, 2007, the Company reported record revenue of $718.3 million. Net income was $24.6 million, or $0.76 per diluted share. This compares to revenue of $655.2 million and net income of $16.6 million, or $0.51 per diluted share, in the prior year, including an after-tax charge of approximately $4.2 million, or $0.13 per diluted share, related to the settlement of a lawsuit. Cash flow from operations for the full-year 2007 was $36.0 million.

“I am pleased with our performance in the fourth quarter, which included a substantial year-over-year increase in our gross margin of 220-basis-points due primarily to a greater mix of higher-margin clinical trials services revenue driven by the recent acquisitions in this business. We also continued to achieve expansion of the bill-pay spread in our nurse and allied staffing business, which more than offset lower staffing volume,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “In addition, during the quarter we generated exceptionally strong cash flow that was a historic quarterly high for the Company, which enabled us to both reduce our debt and accelerate the repurchase of our stock,” said Mr. Boshart.

“In view of the current market environment and increasingly challenging economic conditions, we remain focused on strategies we have deployed since becoming a public company, including: strengthening our market position in our core nurse and allied staffing business, which generates strong cash flow; making strategic acquisitions in high growth, high margin businesses as we have done in clinical trials services; opportunistically buying back our common stock; all the while maintaining a strong balance sheet to provide financial flexibility. We believe that Cross Country Healthcare is better positioned today than it was entering the last economic down-turn and we are optimistic about our near-term and long-term prospects,” added Mr. Boshart.

Nurse and Allied Staffing

For the fourth quarter of 2007, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $143.3 million, reflecting a 1% decrease from the prior year quarter and a 2% decrease sequentially from the third quarter of 2007.

Contribution income (defined as income from continuing operations before interest, income taxes, depreciation and amortization, legal settlement charge and corporate expenses not specifically identified to a reporting segment) increased 5% in the fourth quarter of 2007 to $15.6 million from $14.8 million in the same quarter a year ago.

Segment staffing volume decreased 4% from the prior year quarter and decreased 2% sequentially from the third quarter of 2007. Travel staffing volume showed comparable trends, while per diem staffing volume increased 3% year-over-year and increased 1% on a sequential basis.

For the full-year 2007, segment revenue increased 4% to $576.8 million from $554.9 million in the same period a year ago, while contribution income increased 4% to $54.9 million from $53.0 million in the prior year period.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264 Fax: (561) 998-8533 www.crosscountry.com

Clinical Trials Services

For the fourth quarter of 2007, the clinical trials services segment generated revenue of $25.2 million, an increase of 32% from $19.1 million in the prior year quarter. The year-over-year improvement was primarily due to the additional revenue from the AKOS and Assent acquisitions, which were completed during 2007.

Contribution income increased 52% in the fourth quarter of 2007 to $3.8 million from $2.5 million in the same quarter of 2006 due to a combination of higher overall revenue, an improvement in the organic gross profit margin, and the additional contribution from the acquired businesses.

For the full-year 2007, segment revenue increased 70% to $90.6 million from $53.3 million in the same period a year ago, while contribution income increased 108% to $14.4 million from $6.9 million in the prior year period.

Other Human Capital Management Services

For the fourth quarter of 2007, the other human capital management services business segment (education and training and retained search) generated revenue of $13.3 million, a 16% increase from revenue of $11.4 million in the same quarter in the prior year, reflecting higher revenue from both the retained search business and the education and training business.

Segment contribution income decreased to $1.9 million in the fourth quarter of 2007 from $2.0 million in the prior year quarter, reflecting an improvement in the retained search business that was more than offset by higher direct mail costs in the education and training business.

For the full-year 2007, segment revenue increased 8% to $50.9 million from $46.9 million in the same period a year ago, while contribution income decreased 16% to $7.6 million from $9.0 million in the prior year period.

Debt Repayments/Borrowings

During the fourth quarter of 2007, the Company reduced its borrowings under its revolving credit facility by $4.7 million from the end of the prior quarter. At December 31, 2007, the Company had $39.5 million of total debt on its balance sheet and a debt, net of cash, to total capitalization ratio of 7.1%.

Stock Repurchase Program Update and New Repurchase Authorization

The Company repurchased 357,500 shares of its common stock during the fourth quarter of 2007 at an average cost of $13.63 per share. Additionally, since January 1, 2008, the Company has repurchased 600,008 shares of its common stock, leaving 265,366 shares available for repurchase under its May 2006 authorization. On February 28, 2008, the Company’s Board of Directors authorized a new stock repurchase program whereby the Company may repurchase up to an additional 1.5 million of its common shares. The new stock repurchase authorization will commence upon the completion of the previously authorized stock repurchase program. Under these authorizations, the shares may be repurchased from time-to-time in the open market subject to the terms of the Company’s credit agreement and such repurchases may be discontinued at any time at the discretion of the Company. At December 31, 2007, the Company had approximately 31.6 million shares outstanding.

Guidance For First Quarter 2008

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, significant legal proceedings or significant repurchases of the Company's common stock.

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Cross Country Healthcare expects revenue in the first quarter of 2008 to be in the $175 million to $178 million range and earnings per diluted share to be in the range of $0.15 to $0.17. Historically, the gross profit margin in the Company’s nurse and allied staffing business declines sequentially from the fourth quarter to the first quarter due to the reset of payroll taxes, as well as one less day in the first quarter of 2008. This combination typically results in a sequential decrease in earnings of approximately $0.05 per diluted share.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Tuesday, March 4th at 10:00 a.m. Eastern Time to discuss its fourth quarter and year-end 2007 financial results. This call will be webcast live by CCBN/Thomson Financial and may be accessed at the Company's web site at www.crosscountryhealthcare.com or by dialing 877-915-2768 from anywhere in the U.S. or by dialing 210-234-0002 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through March 18th. A replay of the conference call will be available by telephone from approximately noon on March 4th until March 18th by calling 866-457-5505 from anywhere in the U.S. or 203-369-1279 from non-U.S. locations.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading provider of nurse and allied staffing services in the United States, a provider of clinical trials services to global pharmaceutical and biotechnology customers, as well as a provider of other human capital management services focused on healthcare. The Company has a national client base of approximately 4,000 hospitals, pharmaceutical and biotechnology companies, and other healthcare organizations. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", “suggests” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term apartment leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including from time to time entering into Letters of Intent which may or may not result in the completion of an acquisition, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006, in our Quarterly Reports on Form 10-Q issued during 2007, as well as in our Annual Report on Form 10-K to be filed for the year ended December 31, 2007. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is our intention to update guidance quarterly, it should not be assumed that our silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877.686.9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change

Revenue from services	$181,716	$175,745	3%	$718,272	$655,152	10%
Operating expenses:
Direct operating expenses	135,002	134,485	0%	543,608	502,468	8%
Selling, general and administrative expenses	31,765	28,393	12%	122,692	110,172	11%
Bad debt expense	294	437	(33%)	1,559	459	240%
Depreciation	1,950	1,429	36%	6,309	5,449	16%
Amortization	690	440	57%	2,051	1,570	31%
Legal settlement charge	—	(2,123)	100%	34	6,704	(99%)
Secondary offering costs	—	154	(100%)	—	154	(100%)
Total operating expenses	169,701	163,215	4%	676,253	626,976	8%
Income from operations	12,015	12,530	(4%)	42,019	28,176	49%
Other expenses:
Foreign exchange loss	34	—	ND	93	—	ND
Interest expense, net	764	485	58%	2,587	1,464	77%
Income from continuing operations before income taxes	11,217	12,045	(7%)	39,339	26,712	47%
Income tax expense	3,949	4,486	(12%)	14,759	10,146	45%
Income from continuing operations	7,268	7,559	(4%)	24,580	16,566	48%
Discontinued operations, net of income taxes	—	(48)	100%	—	70	(100%)
Net income	$7,268	$7,511	(3%)	$24,580	$16,636	48%

Net income per common share - basic:
Income from continuing operations	$0.23	$0.23		$0.77	$0.52
Discontinued operations, net of income taxes	—	(0.00)		—	0.00
Net income	$0.23	$0.23		$0.77	$0.52

Net income per common share - diluted:
Income from continuing operations	$0.23	$0.23		$0.76	$0.51
Discontinued operations, net of income taxes	—	(0.00)		—	0.00
Net income	$0.23	$0.23		$0.76	$0.51

Weighted average common shares outstanding - basic	31,769	32,025		31,973	32,077
Weighted average common shares outstanding - diluted	32,047	32,787		32,484	32,737

ND - Not determinable

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets (1)

(Unaudited, amounts in thousands)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$9,066	$—
Accounts receivable, net	116,133	114,735
Deferred tax assets	6,172	7,888
Income taxes receivable	—	1,602
Other current assets	17,768	18,126
Total current assets	149,139	142,351
Property and equipment, net	23,460	20,562
Trademarks, net	19,153	17,199
Goodwill, net	326,119	310,173
Other identifiable intangible assets, net	15,996	9,310
Debt issuance costs, net	424	563
Other long-term assets	1,017	768
Total assets	$535,308	$500,926

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$10,203	$13,744
Accrued employee compensation and benefits	26,102	29,213
Current portion of long-term debt	5,067	1,550
Income taxes payable	1,222	—
Accrued legal settlement charge	—	6,704
Other current liabilities	7,815	5,931
Total current liabilities	50,409	57,142
Non-current deferred tax liabilities	49,547	39,972
Long-term debt	34,385	19,979
Other long-term liabilities	10,530	8,977
Total liabilities	144,871	126,070

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	245,844	254,273
Other stockholders' equity	144,590	120,580
Total stockholders' equity	390,437	374,856

Total liabilities and stockholders' equity	$535,308	$500,926

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(1)

Prior period data has been reclassified to conform to current period's presentation.

Cross Country Healthcare, Inc.

Segment Data  (a)

(Unaudited, amounts in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Revenue from unaffiliated customers:
Nurse and allied staffing	143,282	$145,239	(1%)	$576,779	$554,900	4%
Clinical trials services	25,169	19,081	32%	90,613	53,348	70%
Other human capital management services	13,265	11,425	16%	50,880	46,904	8%
	$181,716	$175,745	3%	$718,272	$655,152	10%

Contribution income (b)
Nurse and allied staffing	$15,556	$14,840	5%	$54,941	$52,950	4%
Clinical trials services	3,828	2,516	52%	14,425	6,928	108%
Other human capital management services	1,881	1,951	(4%)	7,609	9,048	(16%)
	21,265	19,307	10%	76,975	68,926	12%

Unallocated corporate overhead	6,610	6,877	(4%)	26,562	26,873	(1%)
Depreciation	1,950	1,429	36%	6,309	5,449	16%
Amortization	690	440	57%	2,051	1,570	31%
Legal settlement charge	—	(2,123)	100%	34	6,704	(99%)
Foreign exchange loss	34	154	(78%)	93	154	(40%)
Interest expense, net	764	485	58%	2,587	1,464	77%
Income from continuing operations before income taxes	$11,217	$12,045	(7%)	$39,339	$26,712	47%

Cross Country Healthcare, Inc.

Other Financial Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net cash provided by operating activities (in thousands)	$19,890	$3,207	$35,964	$32,918

Nurse and allied staffing statistical data:
FTEs (c)	4,897	5,084	5,025	5,001
Weeks worked (d)	63,661	66,092	261,300	260,052
Average nurse and allied staffing revenue per FTE per week (e)	$2,251	$2,198	$2,207	$2,134

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(a)

Prior period segment data has been reclassified to segregate clinical trials services as a separate business segment.  Segment data provided is in accordance with FASB Statement 131.

(b)

Defined as income from continuing operations before interest,income taxes, depreciation, amortization, foreign exchange loss, legal settlement charge and corporate expenses not specifically identified to a reporting segment.  Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.  Clinical trials services are no longer included in this statistic.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average nurse and allied staffing revenue per FTE per week is calculated by dividing the nurse and allied staffing revenue by the number of weeks worked in the respective periods.  Nurse and allied staffing revenue includes revenue from permanent placement of nurses.